SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

       [ ]     Preliminary Proxy Statement

       [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       [ ]     Definitive Proxy Statement

       [ ]     Definitive Additional Materials

       [X]     Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                                 Meridian Insurance Group, Inc.
               -----------------------------------------------------------------
                        (Name of Registrant as Specified In Its Charter)


               -----------------------------------------------------------------
                           (Name of Person(s) Filing Proxy Statement
                                 if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]   No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
               1. Title of each class of securities to which transaction applies:
               2.   Aggregate number of securities to which transaction applies:
               3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               4.   Proposed maximum aggregate value of transaction:
               5.   Total fee paid:

         [ ]   Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
               1.   Amount Previously Paid:
               2.   Form, Schedule or Registration Statement No.:
               3.   Filing Party:
               4.   Date Filed:

FOR IMMEDIATE RELEASE


CONTACT:

State Auto Financial Corp.
James E. Duemey
614-464-5373

Meridian Insurance Group, Inc.
Steven R. Hazelbaker
317-931-7269


                           MERGER AGREEMENT REACHED BY
                      STATE AUTO MUTUAL AND MERIDIAN MUTUAL

Columbus, Ohio and Indianapolis, Indiana (October 25, 2000) -- State Auto Financial Corporation of Columbus, Ohio, (NASDAQ:STFC) and Meridian Insurance Group, Inc. (NASDAQ:MIGI) of Indianapolis, Indiana, jointly announced today that their principal stockholders, State Automobile Mutual Insurance Company (State
Auto) and Meridian Mutual Insurance Company (Meridian Mutual), have agreed to merge the two mutual companies. In addition, outstanding publicly owned shares of MIGI are to be purchased by State Automobile Mutual for $30 per share upon the closing of the transaction.

Direct sales for the State Auto Companies totaled $746 million in 1999. Meridian's total 1999 sales were $302 million. The combined companies will be the 48th largest property/casualty insurance group in the United States. The merger is conditioned upon approval by regulators, MIGI shareholders, and policyholders of both mutual companies.

"Meridian's 18 state operating territory meshes with State Auto's," said State Auto Chairman Robert L. Bailey. "In virtually every respect the fit is perfect, in terms of marketing system, products, people and philosophy. We intend to utilize fully the skills and experience of the entire Meridian staff."

"We are convinced that a combination with State Auto is beneficial for all of our constituencies," said Norma J. Oman, Meridian's President and CEO. "In addition to excellent value for shareholders, no Meridian employee will be displaced as a result of this transaction. The current Meridian corporate office in Indianapolis will become the largest State Auto regional office, handling a growing volume of business. Community financial support and employee volunteerism will continue at an equivalent level. Agents and policyholders will continue receiving broad products, competitive pricing and excellent service with a financially stronger combined organization. We write the same types of business, have comparable agency forces and have similar corporate cultures. We're looking forward to what we believe will be a winning combination."

MIGI is a holding company principally engaged in the property and casualty insurance business through its wholly owned subsidiaries, Meridian Security
Insurance Company, Meridian Citizens Security Insurance Company and Insurance Company of Ohio. Business is written primarily through nearly 1,400 independent insurance agencies.

STFC is a regional property and casualty insurance company engaged primarily in writing personal and commercial automobile, homeowners, commercial multi-peril, workers' compensation and fire insurance. The company currently markets its products through more than 13,100 agents associated with approximately 2,200 agencies in 26 states. Products are marketed primarily in the Midwest and Eastern United States, excluding New York, New Jersey and the New England states.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's and Meridian Insurance Group, Inc.'s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgation's, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial and Meridian Insurance Group, Inc. undertake no obligation to update or revise any forward-looking statements.

This release is neither an offer to sell nor a solicitation of an offer to buy the securities of either company, nor a solicitation of a proxy. Any such offer or solicitation will only be made in compliance with applicable securities law.